Pricing Supplement To product supplement B dated July 31, 2015, prospectus supplement dated July 31, 2015 and prospectus dated April 27, 2016	Pricing Supplement No. 2829B Registration Statement No. 333-206013 Rule 424(b)(2)

Structured Investments	Deutsche Bank AG $825,000 Phoenix Autocallable Securities Linked to the American Depositary Shares of Baidu, Inc. due June 6, 2018

General

•	The Phoenix Autocallable Securities (the “securities”) are linked to the performance of the American depositary shares of Baidu, Inc. (the “Underlying”). Investors will receive a quarterly Contingent Coupon of $25.00 per $1,000 Face Amount of securities plus any previously unpaid Contingent Coupon on a Coupon Payment Date only if the Stock Price of the Underlying on the applicable Observation Date is greater than or equal to the Coupon Barrier, which is equal to 74.80% of the Initial Price. The Stock Price refers to (i) the Closing Price of the Underlying in the case of any Observation Date other than the final Observation Date and (ii) the Final Price (calculated in reference to the Averaging Dates as set forth below) in the case of the final Observation Date. Investors may not receive any Contingent Coupon on some or all of the Coupon Payment Dates and, therefore, the securities should not be viewed as conventional debt securities with periodic coupon payments.

•	The securities will be automatically called if the Stock Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the securities are automatically called, investors will receive a cash payment per $1,000 Face Amount of securities on the applicable Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the Call Settlement Date. If the securities are not automatically called and the Final Price is greater than or equal to the Trigger Price (74.80% of the Initial Price), investors will receive a cash payment per $1,000 Face Amount of securities at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. However, if the securities are not automatically called and the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. Investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Final Price is less than the Trigger Price. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG due June 6, 2018

•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.

•	The securities priced on May 19, 2017 (the “Trade Date”) and are expected to settle on May 24, 2017 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying:	American depositary shares of Baidu, Inc. (Ticker: BIDU)
Contingent Coupon Feature:

•     If the Stock Price of the Underlying on any Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date plus any previously unpaid Contingent Coupon on the related Coupon Payment Date.

•     If the Stock Price of the Underlying on any Observation Date is less than the Coupon Barrier, the Contingent Coupon per $1,000 Face Amount of securities applicable to such Observation Date will not be payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon will be a fixed amount as set forth in the table under “Contingent Coupon” below. If a Contingent Coupon is not paid on the related Coupon Payment Date because the Stock Price of the Underlying on the applicable Observation Date is less than the Coupon Barrier, such unpaid Contingent Coupon will be paid on a later Coupon Payment Date if the Stock Price of the Underlying on a later Observation Date is greater than or equal to the Coupon Barrier. If the Stock Price of the Underlying on each Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for the entire term of the securities.

If the securities are automatically called prior to the last Averaging Date, the Contingent Coupon for the relevant Observation Date plus any previously unpaid Contingent Coupon will be paid on the related Call Settlement Date and no further amounts will be owed to you under the securities.

Coupon Barrier:	$141.19, equal to 74.80% of the Initial Price

(Key Terms continued on next page)

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement, page PS-5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus and “Selected Risk Considerations” beginning on page 9 of this pricing supplement.

The Issuer’s estimated value of the securities on the Trade Date is $984.00 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page 3 of this pricing supplement for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined below) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” on page 4 of this pricing supplement for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees(1)	Proceeds to Issuer
Per Security	$1,000.00	$10.00	$990.00
Total	$825,000.00	$8,250.00	$816,750.00

(1)	JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the securities. The placement agents will receive a fee from the Issuer of $10.00 per $1,000 Face Amount of securities. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.

The securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

JPMorgan

Placement Agent

May 19, 2017

(Key Terms continued from previous page)

Observation Dates[1]:	As set forth in the table under “Contingent Coupon” below
Coupon Payment Dates[1]:	As set forth in the table under “Contingent Coupon” below. For the final Observation Date, the related Coupon Payment Date will be the Maturity Date.
Contingent Coupon:	The table below sets forth each Observation Date, Coupon Payment Date, Call Settlement Date and Contingent Coupon applicable to such Observation Date.

Observation Date	Coupon Payment Date / Call Settlement Date	Contingent Coupon (per $1,000 Face Amount of Securities)
August 31, 2017	September 6, 2017	$25.00
November 30, 2017	December 5, 2017	$25.00
March 1, 2018	March 6, 2018	$25.00
June 1, 2018 (last Averaging Date)	June 6, 2018 (Maturity Date)	$25.00

Automatic Call:	The securities will be automatically called if the Stock Price of the Underlying on any Observation Date is greater than or equal to the Initial Price. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the related Call Settlement Date.
Call Settlement Date[1]:	As set forth in the table under “Contingent Coupon” above. For the final Observation Date, the related Call Settlement Date will be the Maturity Date.
Payment at Maturity:	If the securities are not automatically called, the payment you will receive at maturity will depend on the performance of the Underlying on the Averaging Dates.

•     If the Final Price is greater than or equal to the Trigger Price, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon.

•     If the Final Price is less than the Trigger Price, you will receive a cash payment per $1,000 Face Amount of securities calculated as follows:

$1,000 + ($1,000 x Underlying Return)

If the securities are not automatically called and the Final Price is less than the Trigger Price, the Underlying Return will be negative and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment at maturity is subject to the credit of the Issuer.

Underlying Return:	The Underlying Return will be calculated as follows:

Final Price – Initial Price Initial Price The Underlying Return may be positive, zero or negative.
Trigger Price:	$141.19, equal to 74.80% of the Initial Price
Initial Price:	$188.76, equal to the Closing Price of the Underlying on the Trade Date
Final Price:	The arithmetic average of the Closing Prices of the Underlying on each of the five Averaging Dates
Stock Price:	For any Observation Date other than the final Observation Date, the Closing Price of the Underlying on such Observation Date. For the final Observation Date, the Final Price.
Closing Price:	On any trading day, the last reported sale price of one share of the Underlying on the relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent
Stock Adjustment Factor:	Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.
Trade Date:	May 19, 2017
Settlement Date:	May 24, 2017
Averaging Dates[1]:	May 25, 2018, May 29, 2018, May 30, 2018, May 31, 2018 and June 1, 2018
Maturity Date[1]:	June 6, 2018
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	25155MAZ4 / US25155MAZ41

[1]	Subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement. If an Observation Date is postponed, the related Coupon Payment Date and Call Settlement Date, as applicable, will be postponed accordingly as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

2

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

3

Resolution Measures and Deemed Agreement

On May 15, 2014, the European Parliament and the Council of the European Union adopted a directive establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive required each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany adopted the Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or the “Resolution Act”), which became effective on January 1, 2015. The Bank Recovery and Resolution Directive and the Resolution Act provided national resolution authorities with a set of resolution powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. From January 1, 2016, the power to initiate resolution measures applicable to significant banking groups (such as Deutsche Bank Group) in the European Banking Union has been transferred to the European Single Resolution Board which, based on the European Union regulation establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund (the “SRM Regulation”), works in close cooperation with the European Central Bank, the European Commission and the national resolution authorities. Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations, the securities may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. By acquiring the securities, you will be bound by and deemed irrevocably to consent to the provisions set forth in the accompanying prospectus, which we have summarized below.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. Under the relevant resolution laws and regulations as applicable to us from time to time, the securities may be subject to the powers exercised by the competent resolution authority to: (i) write down, including to zero, any payment (or delivery obligations) on the securities; (ii) convert the securities into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) apply any other resolution measure including, but not limited to, any transfer of the securities to another entity, the amendment, modification or variation of the terms and conditions of the securities or the cancellation of the securities. We refer to each of these measures as a “Resolution Measure.” A “group entity” refers to an entity that is included in the corporate group subject to a Resolution Measure. A “bridge bank” refers to a newly chartered German bank that would receive some or all of our assets, liabilities and material contracts, including those attributable to our branches and subsidiaries, in a resolution proceeding.

Furthermore, by acquiring the securities, you:

•	are deemed irrevocably to have agreed, and you will agree: (i) to be bound by, to acknowledge and to accept any Resolution Measure and any amendment, modification or variation of the terms and conditions of the securities to give effect to any Resolution Measure; (ii) that you will have no claim or other right against us arising out of any Resolution Measure; and (iii) that the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the senior indenture dated November 22, 2006 among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, authenticating agent and registrar, as amended and supplemented from time to time (the “Indenture”), or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the paying agent, the issuing agent and the registrar (each, an “indenture agent”) for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities; and

•	will be deemed irrevocably to have: (i) consented to the imposition of any Resolution Measure as it may be imposed without any prior notice by the competent resolution authority of its decision to exercise such power with respect to the securities; (ii) authorized, directed and requested The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such securities to take any and all necessary action, if required, to implement the imposition of any Resolution Measure with respect to the securities as it may be imposed, without any further action or direction on your part or on the part of the trustee or the indenture agents; and (iii) acknowledged and accepted that the Resolution Measure provisions described herein and in the “Resolution Measures” section of the accompanying prospectus are exhaustive on the matters described herein and therein to the exclusion of any other agreements, arrangements or understandings between you and the Issuer relating to the terms and conditions of the securities.

This is only a summary, for more information please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

4

Additional Terms Specific to the Securities

You should read this pricing supplement together with product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these securities are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the securities. When you read the accompanying product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

•	Prospectus supplement dated July 31, 2015:

http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

•	Prospectus dated April 27, 2016:

https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches. This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

5

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates or on the Averaging Dates, as applicable. The following results are based solely on the hypothetical examples cited below. You should consider carefully whether the securities are suitable to your investment goals.

If the securities are called:

The following table illustrates the hypothetical payments on the securities (excluding any Contingent Coupons) upon an Automatic Call on each Observation Date.

Observation Date	Call Settlement Date	Payment upon an Automatic Call (per $1,000 Face Amount of Securities)
August 31, 2017	September 6, 2017	$1,000.00
November 30, 2017	December 5, 2017	$1,000.00
March 1, 2018	March 6, 2018	$1,000.00
June 1, 2018 (last Averaging Date)	June 6, 2018 (Maturity Date)	$1,000.00

If the securities are called on an Observation Date, the investor will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. The securities will cease to be outstanding following an Automatic Call and no Contingent Coupon will accrue or be payable following the related Call Settlement Date.

If the securities are not called:

The table below illustrates the hypothetical Payments at Maturity (excluding any Contingent Coupons) per $1,000 Face Amount of securities for a hypothetical range of performances of the Underlying if the securities are not automatically called. The hypothetical Payments at Maturity set forth below reflect the Coupon Barrier and Trigger Price of 74.80% of the Initial Price for the Underlying. The actual Initial Price, Coupon Barrier and Trigger Price for the Underlying are set forth on the cover of this pricing supplement. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and examples below may have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the securities that would cause the calculation agent to adjust the Stock Adjustment Factor.

Underlying Return (%)	Payment at Maturity (excluding any Contingent Coupon) ($)	Return on the Securities at Maturity (excluding any Contingent Coupon) (%)
100.00%	N/A	N/A
90.00%	N/A	N/A
80.00%	N/A	N/A
70.00%	N/A	N/A
60.00%	N/A	N/A
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
10.00%	N/A	N/A
0.00%	N/A	N/A
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.20%	$1,000.00	0.00%
-26.00%	$740.00	-26.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Final Price is greater than or equal to the Initial Price.

6

Hypothetical Examples of Amounts Payable on the Securities

The following hypothetical examples illustrate how the payments on the securities set forth in the tables above are calculated as well as how the payment of any Contingent Coupon plus any previously unpaid Contingent Coupon will be determined. The examples below reflect the Contingent Coupon of $25.00 that may be payable on one or more of the Coupon Payment Dates.

Example 1: The Closing Price of the Underlying is greater than the Initial Price on the first Observation Date. Because the Closing Price of the Underlying on the first Observation Date is greater than the Initial Price, the securities are automatically called on the first Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the first Observation Date is greater than the Coupon Barrier (74.80% of the Initial Price), the investor will receive the Contingent Coupon on the Call Settlement Date. As a result, the investor will receive a total of $1,025.00 per $1,000 Face Amount of securities over the approximately three months the securities were outstanding before they were automatically called.

Example 2: The Closing Prices of the Underlying are 90.00%, 50.00% and 140.00% of the Initial Price on the first, second and third Observation Dates. Because the Closing Price of the Underlying on the third Observation Date is greater than the Initial Price, the securities are automatically called on the third Observation Date and the investor will receive on the related Call Settlement Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying is greater than the Coupon Barrier on the first Observation Date but less than the Coupon Barrier on the second Observation Date, the investor will receive the Contingent Coupon on the first Coupon Payment Date but not on the second Coupon Payment Date. However, because the Closing Price of the Underlying on the third Observation Date is greater than the Coupon Barrier, the investor will receive on the third Coupon Payment Date (which is also the Call Settlement Date) the Contingent Coupon applicable to the third Observation Date plus the previously unpaid Contingent Coupon related to the second Observation Date. As a result, the investor will receive a total of $1,075.00 per $1,000 Face Amount of securities over the approximately nine months the securities were outstanding before they were automatically called.

Example 3: The Closing Prices of the Underlying are 80.00%, 40.00% and 50.00% of the Initial Price on the first, second and third Observation Dates and the Final Price is 110.00% of the Initial Price on the final Observation Date. Because the Final Price on the final Observation Date is greater than the Initial Price, the securities are automatically called on the final Observation Date and the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Price of the Underlying on the first Observation Date is greater than the Coupon Barrier but less than the Coupon Barrier on the second and third Observation Dates, the investor will receive the Contingent Coupon on the first Coupon Payment Date but not on the second and third Coupon Payment Dates. However, because the Final Price on the final Observation Date is greater than the Coupon Barrier, the investor will receive on the Maturity Date the Contingent Coupon applicable to the final Observation Date plus the previously unpaid Contingent Coupons related to the second and third Observation Dates. As a result, the investor will receive a total of $1,100.00 per $1,000 Face Amount of securities.

Example 4: The Closing Prices of the Underlying are 55.00%, 40.00% and 50.00% of the Initial Price on the first, second and third Observation Dates and the Final Price is 90.00% of the Initial Price on the final Observation Date. Because the Closing Prices of the Underlying on the first, second and third Observation Dates and the Final Price on the final Observation Date are less than the Initial Price, the securities are not automatically called. Because the Final Price is greater than the Trigger Price (74.80% of the Initial Price), the investor will receive on the Maturity Date a cash payment of $1,000.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon).

Because the Closing Prices of the Underlying on the first, second and third Observation Dates are less than the Coupon Barrier, the investor will not receive any Contingent Coupon on the first, second and third Coupon Payment Dates. However, because the Final Price on the final Observation Date is greater than the Coupon Barrier, the investor will receive on the Maturity Date the Contingent Coupon applicable to the final Observation Date plus the previously unpaid Contingent Coupons related to the first, second and third Observation Dates. As a result, the investor will receive a total of $1,100.00 per $1,000 Face Amount of securities.

Example 5: The Closing Prices of the Underlying are 55.00%, 40.00% and 50.00% of the Initial Price on the first, second and third Observation Dates and the Final Price is 40.00% of the Initial Price on the final Observation Date, resulting in an Underlying Return of -60.00%. Because the Closing Prices of the Underlying on the first, second and third Observation Dates and the Final Price on the final Observation Date are less than the Initial Price, the securities are not automatically called. Because the Final Price is less than the Trigger Price, the investor will receive on the Maturity Date a cash payment of $400.00 per $1,000 Face Amount of securities (excluding any Contingent Coupon), calculated as follows:

7

$1,000 + ($1,000 x Underlying Return)

$1,000 + ($1,000 x -60.00%) = $400.00

Because the Closing Prices of the Underlying on the first, second and third Observation Dates and the Final Price on the final Observation Date are less than the Coupon Barrier, the investor will not receive any Contingent Coupon over the entire term of the securities. As a result, the investor will receive only $400.00 per $1,000 Face Amount of securities, resulting in a loss of 60.00% on the securities.

Selected Purchase Considerations

•	THE SECURITIES MAY OFFER A HIGHER, THOUGH CONTINGENT, COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR BY AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay Contingent Coupons only if the Stock Price of the Underlying is greater than or equal to the Coupon Barrier on the relevant Observation Date. Payment of a Contingent Coupon may result in a higher yield than that received on debt securities of comparable maturity issued by us or by an issuer with a comparable credit rating, but is subject to the risk that the Stock Price of the Underlying will be less than the Coupon Barrier on each of the Observation Dates and the resulting forfeiture of the Contingent Coupon for the entire term of the securities, as well as the risk of losing a significant portion or all of your investment if the securities are not automatically called and the Final Price is less than the Trigger Price. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	POTENTIAL EARLY EXIT AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately 12 months and two weeks, the securities will be automatically called before maturity if the Stock Price of the Underlying on any Observation Date is greater than or equal to the Initial Price, and you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. Therefore, the term of the securities could be as short as approximately three months and two weeks. No Contingent Coupon will accrue or be payable following the Call Settlement Date. For the avoidance of doubt, the fees and commissions described on the cover of this pricing supplement will not be rebated or subject to amortization if the securities are automatically called.

•	CONTINGENT COUPON PAYMENTS — Unless the securities are previously automatically called, Contingent Coupon payments, if any, will be paid in arrears on the relevant Coupon Payment Dates only if the Stock Price of the Underlying on the relevant Observation Date is greater than or equal to the Coupon Barrier. If a Contingent Coupon is not paid on the related Coupon Payment Date because the Stock Price of the Underlying on the applicable Observation Date is less than the Coupon Barrier, such unpaid Contingent Coupon will be paid on a later Coupon Payment Date if the Stock Price of the Underlying on a later Observation Date is greater than or equal to the Coupon Barrier. If the Stock Price of the Underlying on each Observation Date is less than the Coupon Barrier, you will not receive any Contingent Coupon for the entire term of the securities.

•	LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called but the Final Price is greater than or equal to the Trigger Price, for each $1,000 Face Amount of securities, you will receive a cash payment at maturity equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon. However, if the securities are not automatically called and the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your investment in the securities.

•	RETURN LINKED TO THE PERFORMANCE OF THE UNDERLYING — The return on the securities, which may be positive, zero or negative, is linked to the performance of the American depositary shares of Baidu, Inc. as described herein. For more information on the Underlying, please see “The Underlying” in this pricing supplement.

•	TAX CONSEQUENCES — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your securities (including retirement), unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed

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will be treated as ordinary income.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences — ‘FATCA’ Legislation,” it would be prudent to assume that an applicable withholding agent will treat payments in respect of the securities as subject to withholding under FATCA.  Notwithstanding anything to the contrary in that section of the accompanying product supplement, under a recent IRS notice, withholding under FATCA generally will not apply to payments of gross proceeds (other than any amount treated as interest) from the taxable disposition (including retirement) of the securities.  You should consult your tax adviser regarding the potential application of FATCA to the securities.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. In addition to these selected risk considerations, you should review the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus.

•	YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — If the securities are not automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the Maturity Date equal to the Face Amount plus the Contingent Coupon otherwise due on such date and any previously unpaid Contingent Coupon only if the Final Price is greater than or equal to the Trigger Price. However, if the Final Price is less than the Trigger Price, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% by which the Final Price is less than the Initial Price. In this circumstance, you will lose a significant portion or all of your investment at maturity. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

•	YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS CONTINGENT COUPONS (IF ANY) AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE PRICE OF THE UNDERLYING — The securities will not pay more than the Face Amount plus any Contingent Coupons that may be due. You will not participate in any increase in the price of the Underlying even if the Final Price of the Underlying is greater than or equal to the Initial Price. The maximum payment upon an Automatic Call or Payment at Maturity, as applicable, will be the Face Amount per $1,000 Face Amount of securities (excluding any Contingent Coupons), regardless of any increase in the price of the Underlying, which may be significant.

•	YOU MAY NOT RECEIVE ANY CONTINGENT COUPONS — The securities may not pay Contingent Coupons on some or all of the Coupon Payment Dates and, therefore, should not be viewed as conventional debt securities with periodic coupon payments. If the Stock Price of the Underlying on any Observation Date is less than the Coupon Barrier, you will receive neither the Contingent Coupon for such Observation Date nor any previously unpaid Contingent Coupon on the related Coupon Payment Date. If the Stock Price of the Underlying is less than the Coupon Barrier on each of the Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of the securities, and therefore you will not receive a positive return on your investment. Generally, non-payment of Contingent Coupons coincides with a greater risk of loss of your initial investment in the securities, because the price of the Underlying tends to be lower than the Trigger Price.

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•	A HIGHER CONTINGENT COUPON OR A LOWER COUPON BARRIER AND TRIGGER PRICE FOR THE UNDERLYING MAY REFLECT A GREATER EXPECTED VOLATILITY OF THE UNDERLYING, WHICH IS GENERALLY ASSOCIATED WITH A GREATER RISK OF LOSS — Volatility is a measure of the degree of variation in the trading prices of an asset over a period of time. The greater the expected volatility at the time the terms of the securities are set on the Trade Date, the greater the expectation is at that time that the Underlying may close below the Coupon Barrier on an Observation Date (resulting in a missed Contingent Coupon and non-payment of any previously unpaid Contingent Coupons on the related Coupon Payment Date) or the Final Price will be less than the Trigger Price (resulting in a loss of a significant portion or all of your investment). In addition, the economic terms of the securities, including the Contingent Coupon, the Coupon Barrier and the Trigger Price, are based, in part, on the expected volatility of the Underlying at the time the terms of the securities are set on the Trade Date, where higher expected volatility will generally lead to a higher Contingent Coupon or a lower Coupon Barrier and Trigger Price for the Underlying. Accordingly, a higher Contingent Coupon as compared with the coupon on our conventional fixed income securities with a similar maturity or the coupon on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Coupon Barrier and Trigger Price for the Underlying as compared with otherwise comparable securities does not necessarily indicate that the securities have a greater likelihood of paying Contingent Coupons or returning your investment at maturity. You should be willing to accept the downside market risk of the Underlying and the potential loss of a significant portion or all of your initial investment at maturity.

•	REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as approximately three months and two weeks. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT OF DEUTSCHE BANK AG — The securities are senior unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

•	The SECURITIES May Be Written Down, Be Converted Into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to US — Pursuant to the SRM Regulation, the Resolution Act and other applicable rules and regulations described above under “Resolution Measures and Deemed Agreement,” the securities are subject to the powers exercised by the competent resolution authority to impose Resolution Measures on us, which may include: writing down, including to zero, any claim for payment on the securities; converting the securities into ordinary shares of (i) the Issuer, (ii) any group entity or (iii) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or applying any other resolution measure including, but not limited to, transferring the securities to another entity, amending, modifying or varying the terms and conditions of the securities or cancelling the securities. The competent resolution authority may apply Resolution Measures individually or in any combination.

The German law on the mechanism for the resolution of banks of November 2, 2015 (Abwicklungsmechanismusgesetz, or the “Resolution Mechanism Act”) provides that, in a German insolvency proceeding of the Issuer, certain specifically defined senior unsecured debt instruments would rank junior to, without constituting subordinated debt, all other outstanding unsecured unsubordinated obligations of the Issuer and be satisfied only if all such other senior unsecured obligations of the Issuer have been paid in full. This prioritization would also be given effect if Resolution Measures are imposed on the Issuer, so that obligations under debt instruments that rank junior in insolvency as described above would be written down or converted into common equity tier 1 instruments before any other senior unsecured obligations of the Issuer are written down or converted. A large portion of our liabilities consist of senior unsecured obligations that either fall outside the statutory definition of debt instruments that rank junior to other senior unsecured obligations according to the Resolution Mechanism Act or are expressly exempted from such definition.

Among those unsecured unsubordinated obligations that are expressly exempted are money market instruments and senior unsecured debt instruments whose terms provide that (i) the repayment or the amount of the repayment depends on the occurrence or non-occurrence of an event which is uncertain at the point in time when the senior unsecured debt instruments are issued or is settled in a way other than by monetary payment, or (ii) the payment of interest or the amount of the interest payments depends on the occurrence or non-occurrence of

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an event which is uncertain at the point in time when the senior unsecured debt instruments are issued unless the payment of interest or the amount of the interest payments solely depends on a fixed or floating reference interest rate and is settled by monetary payment. This order of priority introduced by the Resolution Mechanism Act would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the competent regulatory authority or court would determine which of our senior debt securities issued under the prospectus have the terms described in clauses (i) or (ii) above, referred to herein as the “Structured Debt Securities,” and which do not, referred to herein as the “Non-Structured Debt Securities.” We expect the securities offered herein to be classified as Structured Debt Securities, but the competent regulatory authority or court may classify the securities differently. In a German insolvency proceeding or in the event of the imposition of Resolution Measures with respect to the Issuer, the Structured Debt Securities are expected to be among the unsecured unsubordinated obligations that would bear losses after the Non-Structured Debt Securities as described above. Nevertheless, you may lose some or all of your investment in the securities if a Resolution Measure becomes applicable to us. Imposition of a Resolution Measure would likely occur if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. The Bank Recovery and Resolution Directive and the Resolution Act are intended to eliminate the need for public support of troubled banks, and you should be aware that public support, if any, would only potentially be used by the competent supervisory authority as a last resort after having assessed and exploited, to the maximum extent practicable, the resolution tools, including the bail-in tool.

By acquiring the securities, you would have no claim or other right against us arising out of any Resolution Measure and we would have no obligation to make payments under the securities following the imposition of a Resolution Measure. In particular, the imposition of any Resolution Measure will not constitute a default or an event of default under the securities, under the Indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act. Furthermore, because the securities are subject to any Resolution Measure, secondary market trading in the securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure.

In addition, by your acquisition of the securities, you waive, to the fullest extent permitted by the Trust Indenture Act and applicable law, any and all claims against the trustee and the indenture agents for, agree not to initiate a suit against the trustee or the indenture agents in respect of, and agree that the trustee and the indenture agents will not be liable for, any action that the trustee or the indenture agents take, or abstain from taking, in either case in accordance with the imposition of a Resolution Measure by the competent resolution authority with respect to the securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure.

•	THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

•	INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING — The return on the securities may not reflect the return you would have realized if you had directly invested in the Underlying. For instance, you will not participate in any potential increase in the price of the Underlying, which could be significant.

•	IF THE PRICE OF THE UNDERLYING CHANGES, THE VALUE OF YOUR SECURITIES MAY NOT CHANGE IN THE SAME MANNER — Your securities may trade quite differently from the price of the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of your securities.

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•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

•	ANTI-DILUTION PROTECTION IS LIMITED AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor, which will initially be set at 1.0, for certain events affecting the Underlying. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the Underlying or another party makes a partial tender or partial exchange offer for the Underlying. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor or any other terms of the securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying or any other security received in a reorganization event in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying or any other security received in a reorganization event described in the accompanying product supplement may be materially adverse to investors in the securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the securities.

•	SINGLE STOCK RISK — The price of the Underlying can rise or fall sharply due to factors specific to the Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying and its issuer, please see “The Underlying” in this pricing supplement and such issuer’s SEC filings referred to in that section.

•	THERE IS NO AFFILIATION BETWEEN THE ISSUER OF THE UNDERLYING AND US AND WE HAVE NOT PARTICIPATED IN THE PREPARATION OF, OR VERIFIED, ANY INFORMATION ABOUT THE UNDERLYING OR THE ISSUER OF THE UNDERLYING — We are not affiliated with the issuer of the Underlying. However, we or our affiliates may currently, or from time to time in the future, engage in business with the issuer of the Underlying, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying by, or providing advisory services (including merger and acquisition advisory services) to, such issuer. In the course of this business, we or our affiliates may acquire non-public information about the issuer of the Underlying and we will not disclose any such information to you. Nevertheless, neither we nor any of our affiliates have participated in the preparation of, or verified, any information about the Underlying or the issuer of the Underlying. You, as an investor in the securities, should make your own investigation into the Underlying and the issuer of the Underlying. The issuer of the Underlying is not involved in the securities offered hereby in any way and has no obligation of any sort with respect to your securities. The issuer of the Underlying has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that would require the calculation agent to adjust the Stock Adjustment Factor, which may adversely affect the value of your securities.

•	THE VALUE OF THE SECURITIES MAY BE SUBJECT TO EMERGING MARKETS RISK — The value of the securities is subject to the political and economic risks of an emerging market country. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the securities and the amount payable to you at maturity.

•	THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES LINKED TO THE VALUE OF EQUITY SECURITIES ISSUED BY A NON-U.S. COMPANY — Baidu, Inc. is incorporated outside of the U.S. There are risks associated with investments in securities linked to the value of equity securities issued by a non-U.S. company. Because the securities are linked to the American depositary shares (“ADSs”) of Baidu, Inc., the securities are subject to the risks associated with the non-U.S. securities markets where the equity securities of Baidu, Inc. are traded. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of your securities. Furthermore, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the price of equity securities issued by a non-U.S. company may be adversely affected by political, economic,

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financial and social factors that may be unique to the particular country in which the non-U.S. company is incorporated. These factors include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

•	FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT YOUR INVESTMENT — The Underlying is the ADSs of Baidu, Inc. There are significant risks related to an investment linked to an ADS (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the securities. Changes in the exchange rate between the U.S. dollar and the foreign currency in which the underlying equity security is quoted and traded may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the ADSs of Baidu, Inc., which may consequently affect the value of the securities.

•	THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF AMERICAN DEPOSITARY SHARES AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF A FOREIGN COMPANY — You should be aware that the Underlying is the American depositary shares of Baidu, Inc. and not the equity securities represented by such ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding equity securities. Each ADS is a security evidenced by American depositary receipts that represents a certain number of equity securities of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of equity securities of the foreign issuer. For example, the foreign issuer may make distributions in respect of its equity securities that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding equity securities may be significant and may materially and adversely affect the price of the ADSs and, thus, the value of the securities.

•	PAST PERFORMANCE OF THE UNDERLYING IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying over the term of the securities may bear little relation to the historical closing prices of the Underlying and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

•	ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

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In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities. We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying will affect the value of the securities more than any other single factor, the value of the securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	whether the Stock Price of the Underlying on any Observation Date is less than the Coupon Barrier;

•	the expected volatility of the Underlying;

•	the time remaining to the maturity of the securities;

•	the dividend rate of the Underlying;

•	the real and anticipated results of operations of the issuer of the Underlying;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying;

•	interest rates and yields in the markets generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the securities, it is possible that their value may decline significantly due to the factors described above even if the price of the Underlying remains unchanged from the Initial Price, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the securities to maturity to receive the stated payout from the Issuer.

•	TRADING AND OTHER TRANSACTIONS BY US, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or our affiliates expect to hedge our exposure from the securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, JPMorgan Chase & Co. or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the price of the Underlying and, therefore, make it less likely that you will receive a positive return on your investment in the securities. It is possible that we, JPMorgan Chase & Co. or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We, JPMorgan Chase & Co. or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. To the extent that we, JPMorgan Chase & Co. or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, JPMorgan Chase & Co.’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the securities. Introducing competing products into the marketplace in this manner could adversely affect the price of the Underlying and the value of the securities. Any

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of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

•	WE, JPMORGAN CHASE & CO. OR OUR OR ITS AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE PRICE OF THE UNDERLYING AND THE VALUE OF THE SECURITIES — We, JPMorgan Chase & Co. or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the price of the Underlying and the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, JPMorgan Chase & Co. or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying.

•	POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether Contingent Coupons are paid and whether the securities are automatically called. Any determination by the calculation agent could adversely affect the return on the securities.

•	THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates. The hedging or trading activities of our affiliates on or prior to the Trade Date, an Observation Date or an Averaging Date could adversely affect the price of the Underlying and, as a result, could decrease the possibility of your securities being automatically called or the amount you may receive on the securities at maturity.

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The Underlying

All disclosures contained in this pricing supplement regarding the Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about the Underlying contained in this pricing supplement. You should make your own investigation into the Underlying.

Included in the following section is a brief description of the issuer of the Underlying. We obtained the historical closing price information set forth below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlying as an indication of future performance. The Underlying is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Baidu, Inc.

According to publicly available information, Baidu, Inc. is a Chinese language internet search provider that provides search services, transaction services and operates an online video platform with a content library. Information filed by Baidu, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-51469, or its CIK Code: 0001329099. The American depositary shares of Baidu, Inc. are traded on the NASDAQ Stock Market under the symbol “BIDU.” Each Class A ordinary share of Baidu, Inc., par value $0.00005 per share, is represented by ten ADSs.

Historical Information

The following graph sets forth the historical performance of the American depositary shares of Baidu, Inc. based on their daily closing prices from May 19, 2012 through May 19, 2017. The closing price of the American depositary shares of Baidu, Inc. on May 19, 2017 was $188.76. The graph below also indicates by a broken line the Coupon Barrier and Trigger Price of $141.19, equal to 74.80% of $188.76, which was the closing price of the American depositary shares of Baidu, Inc. on May 19, 2017. We obtained the historical closing prices of the Underlying below from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Underlying should not be taken as an indication of future performance and no assurance can be given as to the Closing Price of the Underlying on any of the Observation Dates or Averaging Dates. We cannot give you assurance that the performance of the Underlying will result in the return of any of your initial investment.

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Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates, acting as placement agents for the securities, will receive a fee from the Issuer of $10.00 per $1,000 Face Amount of securities. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.

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